Exhibit 99.11

CF FLYER PE INVESTOR LLC

c/o Fortress Investment Group LLC

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

April 8, 2025

VIA FEDEX AND ELECTRONIC MAIL

Broad Street Operating Partnership, LP

c/o Broad Street Realty, Inc.

11911 Freedom Drive, Suite 450

Reston, Virginia 20190

Attn: Michael Z. Jacoby and Alexander Topchy

Email: mjacoby@broadstreetrealty.com;

atopchy@broadstreetrealty.com

Broad Street Operating Partnership, LP

c/o Broad Street Realty, Inc.

7250 Woodmont Avenue, Suite 350

Bethesda, Maryland 20814

Attn: Michael Z. Jacoby and Alexander Topchy

Morrison & Foerster LLP

2100 L Steet, NW, Suite 900

Washington, D.C. 20037

Attn: David Slotkin and Andrew P. Campbell

Email: dslotkin@mofo.com

andycampbell@mofo.com

Re:	Removal Notice

Ladies and Gentlemen:

Reference is hereby made to that certain Amended and Restated Limited Liability Company Agreement of Broad Street Eagles JV LLC (the “Company”), dated as of November 22, 2022, by and among CF Flyer PE Investor LLC (“Preferred Member”), Broad Street Operating Partnership, LP (“Common Member”), and the Independent Manager (as defined therein), as amended by that certain First Amendment to Amended and Restated Limited Liability Company Agreement of the Company (collectively, the “Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Agreement.

Preferred Member and Common Member entered into that certain Temporary Waiver Agreement, effective as of May 21, 2024 (the “Temporary Waiver Agreement”), pursuant to which (i) Common Member acknowledged and agreed that (A) because the Total Yield as of the end of the first calendar quarter of 2024 was less than 7.24%, a Trigger Event exists, a For Cause Removal Occurrence would exist as a result of the Trigger Event and (B) Preferred Member would have the right to deliver a Removal Notice to Common Member, except that Preferred Member agreed to temporarily waive the existence of the Total Yield Trigger Event (as defined in the Temporary Waiver Agreement) (“Temporary Waiver”), and (ii) Preferred Member has the right, at any time and for any or no reason to rescind the Temporary Waiver by delivering written notice to Common Member at which time Preferred Member will have the right, without delay and without opportunity of Common Member to cure, to issue a Removal Notice and to exercise any and all other rights and remedies that it may have under the Agreement, at law or in equity.

Pursuant to Section 2 of the Temporary Waiver Agreement, Preferred Member hereby gives written notice to Common Member that Preferred Member rescinds the Temporary Waiver. Furthermore, pursuant to Section 4.1(c) of the Agreement, Preferred Member hereby delivers this Removal Notice to Common Member that a For Cause Removal Occurrence has occurred. Effective upon delivery of this Removal Notice, as set forth in Section 4.1(c) of the Agreement, (i) Common Member is automatically removed, and shall no longer be deemed to be, the Managing Member and shall have no further approval rights under the Agreement, (ii) Preferred Member hereby automatically becomes the Managing Member, (iii) any representatives of Common Member serving on any board of management with respect to any Subsidiary are automatically removed as, and no longer deemed to be, members of any such board of management, and shall have no further approval rights under the operating agreement of such Subsidiary, and (iv) all rights of any Authorized Persons designated by the Managing Member are automatically rescinded, and the rights and obligations of the Managing Member, and the right to subsequently remove and replace the Managing Member immediately and automatically vest in the Preferred Member.

In addition, upon delivery of this Removal Notice, (i) any Authorized Persons or Authorized Signatories for the Company or any Subsidiary with respect to any bank accounts shall have all rights automatically rescinded, and (ii) Michael Z. Jacoby, Alexander Topchy, and any other person that is an officer of the Company or any Subsidiary as of immediately prior to delivery of this Removal Notice is hereby automatically removed as, and no longer deemed to be, an officer of the Company or any Subsidiary.

Preferred Member reserves all rights and remedies at law or in equity.

[REMAINDER OF PAGE INTENTIONALLY BLANK;

SIGNATURE PAGE FOLLOWS.]

Sincerely,

CF FLYER PE INVESTOR LLC,
a Delaware limited liability company

By:	/s/ Timothy Bailey
Name:	Timothy Bailey
Title:	Treasurer

[Removal Notice - Signature Page]